                                                            EXHIBIT (d)(12)(iii)
[ING LOGO]

FUNDS

November 1, 2004

ING Mutual Funds
7337 East Doubletree Ranch Road
Scottsdale, AZ 85258-2034

RE: VOLUNTARY EXPENSE LIMITATIONS

Ladies and Gentlemen:

Pursuant to our letter agreement dated November 11, 2003, with regard to ING International Fund, we have waived or lowered the investment management fee in accordance with the Expense Limitation Agreement between ING Investments, LLC and ING Mutual Funds, dated September 23, 2002, as restated August 1, 2003, for the period from July 1, 2004 through October 31, 2004 as if the Maximum Operating Expense Limits specified in SCHEDULE A of the Expense Limitation Agreement were as follows:

                         MAXIMUM OPERATING EXPENSE LIMIT
                     (AS A PERCENTAGE OF AVERAGE NET ASSETS)

Class A        Class B     Class C       Class I        Class Q
-------        -------     -------       -------        -------
 1.95%          2.70%       2.70%         1.60%          1.85%

We are willing to be bound by this Agreement to lower our fee for the period from November 1, 2004 through and including October 31, 2005. The method of computation to determine the amount of the fee waiver and the definitions as set forth in the Expense Limitation Agreement shall apply. This Agreement shall terminate upon termination of the Expense Limitation Agreement.

Sincerely,

/s/ Michael J. Roland
---------------------------
Michael J. Roland
Executive Vice President

7337 East Doubletree Ranch Road      Tel: 480.477.3000      ING Investments, LLC
Scottsdale, AZ 85258-2034            Fax: 480.477.2700
                                     www.ingfunds.com